Filed Pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-176092

Issuer Free Writing Prospectus, dated June 14, 2012

Explanatory Note: This free writing prospectus is being filed to correct a typographical error.

Bell Canada

Series M-25 Debentures

Term Sheet

Issuer:	Bell Canada (the “Company”).

Guarantor:	BCE Inc. (the “Guarantor”).

Guarantee:	Unconditionally guaranteed as to payment of principal, interest, and other payment obligations by the Guarantor.

Issue:	Series M-25 Debentures (the “Debentures”) issued pursuant to a Short Form Base Shelf Prospectus dated August 15, 2011, a Prospectus Supplement dated June 13, 2012 and a Pricing Supplement dated June 13, 2012.

Term:	7 Years

Principal Amount:	CAD $1,000,000,000

Credit Ratings*:	DBRS: A(low) (stable) S&P: BBB+ (stable) Moody’s: Baa1 (stable)

Ranking:	The Debentures will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Bell Canada.

Pricing Date:	June 13, 2012

Settlement Date:	June 18, 2012 (T+3)

Maturity Date:	June 18, 2019

Coupon:	3.35% per annum, payable in equal semi-annual instalments in arrears on December 18 and June 18, commencing December 18, 2012.

GoC Curve:	Interpolation between GoC 3.75% June 1, 2019 and GoC 3.50% June 1, 2020.

GoC Benchmark:	GoC 3.75% June 1, 2019.

GoC Benchmark Price:	$114.65

GoC Benchmark Yield:	1.522%

Credit Spread:	+185 bps versus the GoC Curve.

Curve Adjustment:	0.4 bps

Re-offer Yield:	3.376%

Issue Price:	$99.839 per $100 principal amount.

Use of Proceeds:	The net proceeds of the offering are intended to be used for general corporate purposes, including the repayment of outstanding commercial paper, which indebtedness was incurred for general corporate purposes, and funding a portion of the cost of BCE’s acquisition of Astral Media Inc., which is expected to close in the second half of 2012.

Change of Control:	101% put upon the occurrence of both a Change of Control and Rating Event.

Redemption:	Greater of par and the Canada Yield Price (GoC +46 bps).

Form & Denomination:	Book entry only through participants in CDS.

CUSIP/ISIN:	07813ZBB90/ CA 07813ZBB90

Filed Pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-176092

Issuer Free Writing Prospectus, dated June 14, 2012

Explanatory Note: This free writing prospectus is being filed to correct a typographical error.

Bell Canada

Series M-25 Debentures

Term Sheet

Syndicate:

National Bank Financial

RBC Capital Markets

Scotia Capital Inc.

Bank of America Merrill Lynch

BMO Nesbitt Burns Inc.

CIBC World Markets Inc.

Desjardins Securities Inc.

TD Securities Inc.

Barclays

Citigroup

Casgrain & Company Limited

Joint Lead Agent and Bookrunner Joint Lead Agent and Bookrunner Joint Lead Agent and Bookrunner Co-manager Co-manager Co-manager Co-manager Co-manager Co-manager Co-manager Co-manager

* Note: A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus related to that registration statement and other documents that the Company and the Guarantor have filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a copy of the prospectus supplement and the accompanying prospectus by contacting National Bank of Canada Financial at 212-546-7544, RBC Capital Markets at 1-866-375-6829 or Scotia Capital (USA) Inc. at 1-800-372-3930.